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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                          SEC FILE NO. 333-39637

PROSPECTUS

                          AMERICAN REALTY TRUST, INC.

                           DIVIDEND REINVESTMENT PLAN

     American Realty Trust, Inc., a Georgia corporation (the "Company"), hereby offers participation in its Dividend Reinvestment Plan (the "Plan"). The Plan provides holders of Common Stock with a convenient and economical method of reinvesting all or a portion of their cash dividends in additional shares of Common Stock, in most cases at a discount to the market price.

     The Plan allows holders of Common Stock to automatically reinvest cash dividends on all or a portion of their shares. Shares of Common Stock will be purchased under the Plan from the Company. The purchase price of the shares of Common Stock so purchased may reflect a discount (ranging from 0% to 10%) from the market price.

     American Stock Transfer and Trust Company (the "Agent") will act as agent for the participants in the Plan. The Agent will receive all of the cash dividends paid on participants' Common Stock and will use such dividends to acquire shares of Common Stock directly from the Company for the accounts of such participants.

     Any participant in the Plan may withdraw at any time. Holders of Common Stock who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

     This Prospectus relates to 150,000 shares of Common Stock of the Company. The shares of Common Stock of the Company are traded on the New York Stock Exchange (the "NYSE"). On November 14, 1997, the last sales price for the shares of Common Stock as reported on the NYSE was $14.5625 per share.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
   MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 18, 1997.
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                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Reports and proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company (symbol: "ARB") can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005-2601, on which the Common Stock of the Company is listed. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of such Web site is "http://www.sec.gov".

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The Company's Current Report on Form 8-K, dated December 18, 1996, as filed with the Commission on January 15, 1997.

     2. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission on March 31, 1997.

     3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 15, 1997, as amended by the Company's Form 10-Q/A, as filed with the Commission on August 11, 1997.

     4. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 13, 1997.

     5. The Company's Current Report on Form 8-K, dated October 16, 1997, as filed with the Commission on October 24, 1997.

     6. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 14, 1997.

     7. The Current Report on Form 8-K for Continental Mortgage and Equity Trust ("CMET") dated December 13, 1996, as filed with the Commission on January 3, 1997, as amended by CMET's Form 8-K/A, as filed with the Commission on February 11, 1997 and by CMET's Form 8-K/A, as filed with the Commission on March 11, 1997.

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     8. The Annual Report on Form 10-K for CMET for the year ended December 31,
1996, as filed with the Commission on March 14, 1997.

     9. The Quarterly Report on Form 10-Q for CMET for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 7, 1997.

     10. The Current Report on Form 8-K for CMET dated June 24, 1997, as filed with the Commission on July 9, 1997.

     11. The Quarterly Report on Form 10-Q for CMET for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 8, 1997.

     12. The Current Report on Form 8-K for CMET dated August 18, 1997, as filed with the Commission on October 14, 1997.

     13. The Current Report on Form 8-K for CMET dated July 18, 1997, as filed with the Commission on August 19, 1997.

     14. The Quarterly Report on Form 10-Q for CMET for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 5, 1997.

     15. The Annual Report on Form 10-K for Income Opportunity Realty Investors, Inc. ("IORI") for the year ended December 31, 1996, as filed with the Commission on March 13, 1997.

     16. The Quarterly Report on Form 10-Q for IORI for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 7, 1997.

     17. The Current Report on Form 8-K for IORI dated May 14, 1997, as filed with the Commission on May 27, 1997.

     18. The Current Report on Form 8-K for IORI dated June 11, 1997, as filed with the Commission on June 27, 1997, as amended by IORI's Form 8-K/A, as filed with the Commission on August 20, 1997.

     19. The Quarterly Report on Form 10-Q for IORI for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 4, 1997.

     20. The Quarterly Report on Form 10-Q for IORI for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 3, 1997.

     21. The Annual Report on Form 10-K for Transcontinental Realty Investors, Inc. ("TCI") for the year ended December 31, 1996, as filed with the Commission on March 26, 1997.

     22. The Quarterly Report on Form 10-Q for TCI for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 12, 1997.

     23. The Quarterly Report on Form 10-Q for TCI for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 7, 1997.

     24. The Current Report on Form 8-K for TCI dated September 16, 1997, as filed with the Commission on October 14, 1997.

     25. The Quarterly Report on Form 10-Q for TCI for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 7, 1997.

     26. The Annual Report on Form 10-K for National Realty, L.P. ("NRLP") for the year ended December 31, 1996, as filed with the Commission on March 25, 1997.

     27. The Quarterly Report on Form 10-Q for NRLP for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 13, 1997.

     28. The Quarterly Report on Form 10-Q for NRLP for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 11, 1997.

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     29. The Quarterly Report on Form 10-Q for NRLP for the fiscal quarter ended
September 30, 1997, as filed with the Commission on November 7, 1997.

     30. The description of the Common Stock contained in the Company's Registration Statement under Section 12 of the Exchange Act and all amendments and reports filed for the purpose of updating that description.

     Each document filed by the Company, CMET, IORI, TCI or NRLP subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to termination of the offering of the Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in a document that is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement, and any statement contained in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to American Realty Trust, Inc., 10670 North Central Expressway, Suite 300, Dallas, Texas 75231, Attention:
Investor Relations. The Company's telephone number is (214) 692-4700.

                                  THE COMPANY

     The Company, a Georgia corporation, is the successor to a District of Columbia business trust organized pursuant to a declaration of trust dated July 14, 1961. The business trust merged into the Company on June 24, 1988. The Company invests in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and finances real estate and real estate activities through investments in mortgage loans. The Company has invested in private and open market purchases in the equity securities of Continental Mortgage and Equity Trust ("CMET"), Income Opportunity Realty Investors, Inc. ("IORI"), Transcontinental Realty Investors, Inc. ("TCI") and National Realty, L.P. ("NRLP").

     The Company's board of directors has broad authority under the Company's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities.

     Although the Company's board of directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, the day-to-day operations of the Company are performed by Basic Capital Management, Inc. ("BCM"). BCM is a contractual advisor under the supervision of the Company's board of directors. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for the Company. BCM also serves as a consultant in connection with the Company's business plan and investment policy decisions made by the Company's board of directors.

     BCM is a company owned by a trust for the benefit of the children of Gene
E. Phillips, the Chairman of the Board and a Director of the Company until November 16, 1992. Gene Phillips served as a director of BCM until December 22, 1989 and as Chief Executive Officer of BCM until September 1, 1992. Gene Phillips currently serves as a representative of the trust for the benefit of his children that owns BCM and, in such capacity, Gene Phillips has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to the Company. Ryan T. Phillips, the son of Gene Phillips and a Director of the Company until June 4, 1996, is also a director of BCM and a trustee of the trust for the benefit

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of the children of Gene Phillips which owns BCM. As of September 19, 1997, BCM owned 5,243,860 shares of the Company's Common Stock, approximately 43.9% of the shares then outstanding. BCM has been providing advisory services to the Company since February 6, 1989. BCM also serves as advisor to CMET, IORI and TCI. Karl
L. Blaha, Randall M. Paulson, Bruce A. Endendyk and Thomas A. Holland, executive officers of the Company, are also executive officers of CMET, IORI and TCI. Karl Blaha also serves as a Director of the Company. Oscar W. Cashwell, a Director of the Company, served as Executive Vice President of BCM until January 10, 1997. Randall M. Paulson, Executive Vice President of the Company, serves as President and sole director of Syntek Asset Management, Inc. ("SAMI"), the managing general partner of Syntek Asset Management, L.P. ("SAMLP"), the general partner of NRLP and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. Gene Phillips is also a general partner of SAMLP and served as a director and Chief Executive Officer of SAMI until May 15, 1996. SAMI is a company owned by BCM. BCM performs certain administrative functions for NRLP and NOLP on a cost reimbursement basis.

     Since February 1, 1990, affiliates of BCM have provided property management services to the Company. Currently, Carmel Realty Services, Ltd. ("Carmel, Ltd.") provides such property management services. Carmel, Ltd. subcontracts with other entities for the provision of the property-level management services to the Company at various rates. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (i) First Equity Properties, Inc. ("First Equity"), which is 50% owned by BCM, (ii) Gene Phillips and (iii) a trust for the benefit of the children of Gene Phillips. Carmel, Ltd. subcontracts the property-level management of the Company's hotels, shopping centers, one of its office buildings and the Denver Merchandise Mart to Carmel Realty, Inc. ("Carmel Realty") which is owned by First Equity. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel, Ltd.

     Affiliates of BCM are also entitled to receive real estate brokerage commissions in accordance with the terms of the advisory agreement between the Company and BCM.

     The Company has no employees itself but a wholly-owned food service subsidiary has approximately 790 employees. Employees of BCM render services to the Company.

     The Company's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. The Company's telephone number is
(214) 692-4700.

                                USE OF PROCEEDS

     The Company has no basis for estimating either the number of shares of Common Stock, if any, that will ultimately be purchased from the Company under the Plan or the prices at which such shares will be sold. Proceeds from the shares of Common Stock purchased from the Company will be used for general corporate purposes.

                 DESCRIPTION OF THE DIVIDEND REINVESTMENT PLAN

     The Company is offering the holders of its Common Stock the opportunity to purchase additional shares of Common Stock through the Plan. The following is a numbered question-and-answer format describing the provisions of the Plan. This description constitutes the full terms of the Plan.

PURPOSE

  1. What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of the Company's Common Stock with a convenient method of investing cash dividends in additional shares of Common Stock without payment of brokerage commissions or service charges. Because the shares of Common Stock purchased under the Plan will be acquired from the Company, the Plan will provide the Company with additional equity capital that will be available for general corporate purposes.

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ADVANTAGES

  2. What are the advantages of investment in the Plan?

     The Plan conveniently allows the participant to purchase additional shares of Common Stock through automatic reinvestment of Common Stock dividends into additional shares of Common Stock. The participant pays no commission or service charge in connection with the purchases of Common Stock under the Plan. Full investment of the participant's funds is possible because the Plan permits fractions of shares, as well as full shares, to be credited to the participant's account. Additionally, the Company provides a statement of account as soon as practicable after each investment, simplifying the participant's record-keeping. The Plan's safekeeping feature also protects the participant against the loss, theft or destruction of stock certificates through the retention of shares of Common Stock purchased through the Plan ("Plan Shares").

ADMINISTRATION

  3. Who administers the Plan for participants?

     American Stock Transfer & Trust Company (the "Agent"), or such other trust company or bank as the Company may from time to time designate as agent for the participants, administers the Plan and, in such capacity, purchases all shares for the participants, keeps a continuing record of participants' accounts, sends statements of account to participants and performs for participants other duties relating to the Plan. Shares of Common Stock purchased under the Plan will be registered in the name of the Agent or the nominee of the Agent for participants in the Plan. As record holder of the shares held in participants' accounts under the Plan, the Agent will receive dividends on all shares of Common Stock held in the Plan on each respective dividend record date, will credit such dividends to participants' accounts on the basis of full and fractional shares held in such accounts, and will automatically reinvest such dividends in additional shares of Common Stock.

     All communications regarding the Plan should be sent to the Agent at the following address:

               American Stock Transfer & Trust Company
               40 Wall Street, 46th Floor
               New York, New York 10005

     The Agent may also be contacted by telephone toll free at (800) 278-4353.

PARTICIPATION

  4. Who is eligible to participate in the Plan?

     All record holders of Common Stock are eligible to participate in the Plan. Participation is entirely voluntary and may be discontinued at any time. A record holder may participate in the Plan with respect to all or any portion of the shares of the Common Stock registered in his or her name. To be eligible to participate in the Plan, a beneficial owner whose shares are held in a name other than his or her own (e.g., in the name of a broker or bank nominee) must either (i) become a stockholder of record by having such shares transferred into his or her name, or (ii) make appropriate arrangements with his or her nominee to participate on behalf of the beneficial owner. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company's judgment, result in excessive cost or burden on the Company. NEITHER THE AGENT NOR THE COMPANY WILL BE RESPONSIBLE, HOWEVER, FOR THE MAINTENANCE OF THE INDIVIDUAL ACCOUNTS OF ANY BROKER OR NOMINEE WHO ELECTS TO PARTICIPATE NOR WILL IT BE RESPONSIBLE FOR ANY FEES CHARGED BY SUCH BROKER OR NOMINEE IN THE PERFORMANCE OF ITS DUTIES ON BEHALF OF SUCH BENEFICIAL OWNERS. THE COMPANY MAY REFUSE PARTICIPATION IN THE PLAN TO HOLDERS OF COMMON STOCK RESIDING IN STATES WHOSE SECURITIES LAWS DO NOT EXEMPT OFFERS AND SALES PURSUANT TO THE PLAN FROM REGISTRATION.

  5. How does an eligible stockholder participate?

     A stockholder whose shares are registered in such stockholder's own name may become a participant in the Plan by execution and delivery to the Agent of an Enrollment Authorization Card. An Enrollment

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Authorization Card will be provided from time to time by mail to each stockholder of record and will also be furnished at any time upon written or oral request to the Agent. If shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered owners must sign the Enrollment Authorization Card exactly as such shares are registered.

     STOCKHOLDERS WHOSE SHARES ARE HELD IN A NAME OTHER THAN THEIR OWN SHOULD CONSULT THEIR BROKER OR NOMINEE TO DETERMINE WHETHER THEY MAY PARTICIPATE AND, IF SO, HOW AND WHETHER ANY FEES WILL BE CHARGED BY THE BROKER OR NOMINEE IN CONNECTION WITH SUCH PARTICIPATION.

  6. When may a stockholder join the Plan?

     An eligible stockholder may join the Plan at any time. Participation will begin with the next dividend payable following receipt by the Agent of the Enrollment Authorization Card unless there is insufficient time to process the participant's enrollment prior to the payment of such dividend, in which case participation will begin with the next following dividend payment.

  7. What does the Enrollment Authorization Card provide?

     The Enrollment Authorization Card directs the Agent to apply all of the participant's cash dividends on

          (i) the number of shares of Common Stock held by the participant on the applicable record date and designated to be included in the Plan, and

          (ii) all whole and fractional shares of Common Stock that have been credited to a participant's Plan account through the reinvestment of dividends,

toward the purchase of additional shares of Common Stock.

  8. How may a participant change investment options under the Plan?

     A participant's investment options under the Plan may be changed by completion and delivery to the Agent of a new Enrollment Authorization Card. Changes will be effective with the next dividend payable following receipt by the Agent of the Enrollment Authorization Card unless there is insufficient time to process the change prior to the payment of such dividend, in which case the change will be effective with the next following dividend payment.

PURCHASES

  9. What will be the price of shares of Common Stock purchased under the Plan?

     The Agent will purchase shares directly from the Company effective as of the close of business on the applicable dividend payment date. The purchase price of shares purchased for the Plan directly from the Company will be the average of the daily high and low sales prices of the Common Stock for the period of five trading days ending on the dividend payment date as reported in the New York Stock Exchange composite transaction listing, less a discount (ranging from 0% to 10%) from such market price.

     As of the date of this Prospectus, the discount for purchases directly from the Company is 10%, but may be changed or eliminated by the Company without prior notice to participants at any time. The discount on shares issued directly by the Company shall not exceed 10% of the closing price for the Common Stock as reported in the New York Stock Exchange composite transaction listing on the relevant dividend payment date.

     Pending investment, all dividends shall be held in non-interest bearing accounts maintained by the Agent.

     Since purchase prices for the Common Stock are established on the dates of purchase, a participant loses any advantages otherwise available from being able to select the timing of investments. Participants should recognize that neither the Company nor the Agent can assure a profit or protect against a loss on shares of Common Stock purchased under the Plan. Neither the Company nor the Agent will have any liability to

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participants in connection with the timing of purchases, the price at which shares are purchased or the failure to make purchases at any time because of applicable legal restrictions.

  10. How many shares of Common Stock will be purchased for participants?

     The number of shares to be purchased depends on the amount of the participant's dividend and the price of the Common Stock acquired for such participant. Each participant's account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount of the dividend invested divided by the purchase price of the Common Stock acquired.

EXPENSES

  11. What are the expenses to participants in the Plan?

     There are no brokerage commissions related to purchases of shares of Common Stock by the Agent directly from the Company. The Company will pay the costs of administration of the Plan, including charges by the Agent for bank services on each dividend reinvestment by each participant in the Plan. The Agent may charge a participant for additional services, not provided under the Plan, performed at a participant's request. Certain expenses will be incurred by the participant if the participant requests that shares of Common Stock be sold. See Question 15. Brokers or nominees who participate on behalf of beneficial owners for whom they are holding shares may charge such beneficial owners fees in connection with such participation, for which neither the Agent nor the Company will be responsible.

REPORTS TO PARTICIPANTS

  12. What reports will be sent to participants in the Plan?

     The Agent will mail to each participant in the Plan, as promptly as practicable after each purchase of Common Stock for the participant's account, a statement showing (i) dividends received on full or fractional shares held in such participant's account or in the name of the Plan for the account of such participant; (ii) full and fractional shares purchased and the purchase price of such shares; and (iii) the beginning and new share balance of such participant's account. These statements are a participant's continuing record of the cost of such participant's purchases under the Plan and will contain the only records of the purchase prices of shares acquired and should be retained for income tax purposes. The Agent may charge additional fees to participants requesting copies of past statements. In addition, participants will receive the same information distributed to all stockholders, including IRS information for reporting dividends received.

     Statements will not be provided directly to beneficial owners participating in the Plan through a broker or nominee. Beneficial owners should arrange to receive such information directly from their broker or nominee.

CERTIFICATES FOR SHARES

  13. Will certificates be issued for shares of Common Stock purchased under the Plan?

     Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants until the participant withdraws from the Plan. The Agent will maintain an account for each participant in the Plan. Whole and fractional shares purchased on behalf of the participants by the Agent pursuant to the Plan will be credited to the participants' accounts as "unissued certificate" shares. No share certificate will be issued to participants for shares credited to their accounts unless the participant requests otherwise. Such requests must be made in writing to the Agent. Certificates will be issued to participants with respect to full shares only. Issuance of such certificates will not terminate the participant's participation in the Plan.

     Shares credited to the account of a participant under the Plan may not be pledged as collateral. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant's name.

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     Certificates for fractions of shares will not be issued under any circumstances. The Company and the Agent, at their discretion, may terminate any account which contains only a fraction of a share by paying the account holder the dollar value of such fractional share.

  14. In whose name will certificates be registered when issued?

     Certificates for whole shares issued upon the request of participants will be registered in the names in which such participants' accounts are maintained at the time of such request. For holders of record, this generally will be in the name in which your share certificates are registered at the time you enroll in the Plan. Upon request, shares will be registered in any other name upon the presentation to the Agent of evidence of compliance with all applicable transfer requirements (including the payment of any applicable transfer taxes).

WITHDRAWAL

  15. How does a participant withdraw from the Plan?

     Participants may discontinue their participation with respect to some or all of their shares of Common Stock enrolled in the Plan at any time upon written notice to the Agent specifying the number of whole shares to be withdrawn from the Plan. To be effective for any dividend payment, such notice must be received by the Agent in sufficient time to process such notice of withdrawal prior to payment of such dividend. In the event of insufficient time to process such notice of withdrawal, the participant's account will be terminated after dividends paid for such period have been credited to the participant's account and invested pursuant to the Plan.

     As soon as practicable after the effective date of a participant's withdrawal, the Agent will send to the participant certificates, registered in the name of such participant, for the number of whole shares of Common Stock in the participant's account and a cash payment for any fraction of a share of Common Stock. Such cash payment will be based on the then current market value of the shares of Common Stock, less a $10.00 liquidation fee. All subsequent dividends will be paid in cash by check sent to the stockholder unless the stockholder elects to re-enroll in the Plan.

     In connection with the withdrawal of shares from the Plan, a participant may request that all or a part of the whole shares of Common Stock to be withdrawn be sold. A request to sell shares must be in writing delivered to the Agent. If a participant requests such sale, the Agent will use its best efforts to make the sale for the participant's account in brokerage transactions regular way on a national securities exchange within five business days after receipt of the participant's request. The participant will receive the proceeds from such sale, less any brokerage fees or commissions, service charges, transfer taxes and other costs of sale and less a $10.00 liquidation fee. A participant requesting such sale should be aware that the price of shares of Common Stock may fall during the period between a request for sale, its receipt by the Agent, and the ultimate sale in the open market. This risk should be evaluated, and will be borne solely, by the participant. No redemption check will be mailed prior to settlement of funds from the brokerage firm through which the sale is executed, which settlement is normally three business days after the sale of the stock.

     In the event of the death or incompetence of a participant, the Agent shall withdraw the participant from the Plan after receipt of satisfactory written notice of such event and satisfactory proof of appointment of a legal representative and of such legal representative's right to receive shares or payments from the participant's account. The death or incompetence of a participant shall not otherwise constitute termination of participation or withdrawal from the Plan.

MODIFICATION OR TERMINATION

  16. May the Company modify or terminate the Plan or terminate a participant's participation?

     The Company reserves the right to modify the Plan at any time. All participants will be sent notice of any such modification, which shall be deemed conclusively accepted by each participant except those participants from whom the Agent receives written notice to discontinue participation prior to the effective date thereof. The Company may terminate the Plan for any reason at any time, upon written notice mailed to all participants at the addresses shown on their accounts; provided that no such termination shall be made on or after a record date for payment of a dividend until after the corresponding dividend payment date and investment of such dividend payment in accordance with the terms of the Plan, unless the Company pays to such participants in cash the dividend that would have been payable on the shares in each such participant's account on such record date. Upon any such termination, the Agent will send promptly to each such participant a certificate, registered in the name of such participant, for the number of whole shares of Common Stock held in the account of such participant, to the registered address of such participant. Any fractional shares will be liquidated at the then current market price on the date the shares are sold, with the net proceeds thereof to be sent to such participants by check.

     The Company reserves the right (in its sole discretion) to terminate a participant's participation in, or exclude any person from participation in, the Plan.

OTHER INFORMATION

  17. What happens when a participant sells or transfers all of the shares of Common Stock registered in the participant's name?

     If a participant ceases to be a stockholder of record, the Agent will continue to reinvest the dividends on the shares of Common Stock held for the participant in the Plan until otherwise notified.

  18. What happens if the Company issues a stock dividend or declares a stock split or has a rights offering?

     Shares of Common Stock distributed either as a result of a stock dividend or a stock split on shares of Common Stock enrolled in the Plan and held by the Agent for participants will be credited to the participants' accounts.

     In the event that the Company makes available to its holders of Common Stock rights to purchase additional shares of Common Stock or other securities, the shares of Common Stock held for each participant under the Plan will be added to other shares of Common Stock held by each such participant in calculating the number of rights to be issued to each such participant.

  19. How will a participant's shares be voted at meetings of holders of Common Stock?

     Each participant will receive a proxy for the total number of shares of Common Stock (i) credited to such participant's Plan account and (ii) held of record by such participant and not enrolled in the Plan. Participants may vote all of their shares of Common Stock in person or by proxy.

  20. What are the federal income tax consequences of participation in the Plan?

     The federal income tax consequences that might occur as a result of participation in the Plan are not well established. Therefore, participants are advised to consult their tax advisors with respect to tax implications that may be applicable to their specific situations. Based upon published Internal Revenue Service rulings and private Internal Revenue Service rulings issued to other companies, and other factors with respect to similar plans and circumstances, the following tax implications should occur as a result of participation in the Plan:

          (1) Dividends reinvested in additional shares of Common Stock purchased directly from the Company will be treated for federal income tax purposes as having been received in the form of a cash distribution in an amount described in (2) below. To the extent the Company has earnings and profits for federal income tax purposes, the distribution will be treated as a taxable dividend. The amount of the distribution should not be increased as a result of the Company's payment of administrative fees or other expenses of the Plan. However, should it be determined by the Internal Revenue Service that the Company's payment of such administrative expenses increases the amount of the distribution, the amount includable in income would be deductible as an expense incurred for the production of income by corporations and individuals who itemize deductions (subject to the two percent of adjusted gross income limitation under the Tax Reform Act of 1986). Participants who do not itemize may be liable for additional taxes including interest on any amount due to the government.

          (2) For shares purchased from the Company with reinvested dividends, the taxable amount of the dividends and the tax basis of the shares normally will be the fair market value of the shares on the dividend payment date.

          (3) The holding period of shares acquired directly from the Company will begin the day after such shares are credited to the participant's account, which in no event will be earlier than the dividend payment date.

          (4) A participant will not realize any taxable income when he or she receives certificates for whole shares credited to his or her account under the Plan, either upon his or her request for certificates or upon withdrawal from or termination of the Plan. However, a participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment from a fractional share credited to his or her account may realize a gain or loss (which, for most participants, should be capital gain or loss) in respect of such cash adjustment. Gain or loss may also be realized by a participant when whole shares are sold either by the Agent upon the participant's request or by the participant after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount the participant receives for his or her shares or fractional share and his or her tax basis thereof.

     Under Section 3406(a)(1) of the Internal Revenue Code, the Company is required to withhold for United States income tax purposes 31% of all dividend payments to a stockholder of the Company if (i) such stockholder has failed to furnish to the Company such participant's taxpayer identification number ("TIN"), which for an individual is such individual's social security number,
(ii) the Internal Revenue Service has notified the Company that the TIN furnished by the stockholder is incorrect, (iii) the Internal Revenue Service notifies the Company that back-up withholding should be commenced because the stockholder has failed to properly report interest or dividends or (iv) the stockholder has failed to certify, under penalties of perjury, that such stockholder is not subject to back-up withholding.

     If a participant is a foreign stockholder whose dividends are subject to United States income tax withholding, the amount of dividends to be reinvested will be determined after deducting the withholding tax.

     Statements of account will be sent to each participant in the Plan as promptly as practicable after each purchase of shares of Common Stock for such participant's account. Copies of required Internal Revenue Service Form 1099, or Form 1042s for foreign stockholders, will be sent to participants showing reportable dividends and/or tax withheld. These statements of account and copies of Internal Revenue Service forms should be retained for tax purposes. The statements of account are the only record of purchase prices for shares acquired through the Plan and will be required to establish the tax basis of such shares when sold.

     The tax consequences under state and local tax laws will vary from jurisdiction to jurisdiction. Participants should consult their own tax advisors to determine the particular tax consequences which may result from participation in the Plan and subsequent disposal of shares purchased pursuant to the Plan.

     The Company believes the foregoing is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus, but participants should consult with their own tax advisors for advice applicable to their particular situation.

  21. What are the responsibilities of the Company and the Agent under the Plan?

     Neither the Company nor the Agent will be liable in administering the Plan for any act done in good faith, or for any good-faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate a participant's account upon such participant's death or adjudication of incompetence prior to receipt of satisfactory written notice of such death or incompetence as described in Question 15, (ii) with respect to the prices at which shares are purchased or sold for a participant's account or the times when such purchases or sales are made, or (iii) with respect to any fluctuation in the market value prior to or after purchase or sale of shares.

     Government regulation or other circumstances may require the temporary curtailment or suspension of purchases under the Plan. Neither the Company nor the Agent will have any liability in connection with any inability to purchase or sell shares of Common Stock under the Plan.

  22. Does participation in the Plan involve any risk?

     The risk to participants is the same as with any other investment in shares of Common Stock. A participant may lose an advantage otherwise available from being able to select more specifically the timing of investment in or sale of the shares. Participants must recognize that neither the Company nor the Agent can assure a profit or protect against a loss on the shares purchased under the Plan.

     ALTHOUGH THE PLAN CONTEMPLATES THE CONTINUATION OF QUARTERLY DIVIDEND PAYMENTS, THE PAYMENT OF FUTURE DIVIDENDS WILL DEPEND UPON FUTURE EARNINGS, THE FINANCIAL CONDITION OF THE COMPANY AND OTHER FACTORS.

  23. Where are notices and other communications to participants under the Plan sent?

     Notices and other communications sent to participants under the Plan will be addressed to the participant's last known address as reflected on the Agent's records. Therefore, the participant should notify the Agent promptly in writing of any change in address.

  24. May the Agent resign and, if so, how is it to be replaced?

     The Agent, upon thirty (30) days prior written notice to the Company, may resign as Agent hereunder. Likewise, the Company, upon thirty (30) days prior written notice to the Agent, may remove the Agent from its duties under the Plan. The Company may appoint a successor agent, who shall commence to serve as Agent hereunder upon its agreement, in writing, for the benefit of participants, to be bound by and comply with the terms hereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered by the Company will be passed upon for the Company by Holt Ney Zatcoff & Wasserman, LLP, Atlanta, Georgia.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

             ======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Available Information................     2
Incorporation of Certain Information
  By Reference.......................     2
The Company..........................     4
Use of Proceeds......................     5
Description of the Dividend
  Reinvestment Plan..................     5
Legal Matters........................    12
Experts..............................    12

             ======================================================
             ======================================================
                                 150,000 SHARES

                                  COMMON STOCK

                                AMERICAN REALTY
                                  TRUST, INC.
                             ---------------------
                                   PROSPECTUS
                             ---------------------

                           DIVIDEND REINVESTMENT PLAN
                               NOVEMBER 18, 1997
             ======================================================